Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-95704, No. 33-79960, and No. 333-41639 of Department 56, Inc. and subsidiaries on Form S-8 of our report dated March 1, 2004, appearing in this Annual Report on Form 10-K of Department 56, Inc. and subsidiaries for the year ended January 3, 2004.

Deloitte & Touche LLP
Minneapolis, Minnesota
March 17, 2004